UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 1, 2011

BLUEKNIGHT ENERGY PARTNERS, L.P.
(Exact name of Registrant as specified in its charter)

DELAWARE	001-33503	20-8536826
(State of incorporation or organization)	(Commission file number)	(I.R.S. employer identification number)

Two Warren Place 6120 South Yale Avenue, Suite 500 Tulsa, Oklahoma	74136
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code:  (918) 237-4000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]  Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17 CFR 240.14d-2(b))

[ ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17 CFR 240.13e-4(c))

Item 7.01.                      Regulation FD Disclosure.

As previously disclosed, Blueknight Energy Partners, L.P. (the “Partnership”), Blueknight Energy Partners G.P., L.L.C., the general partner of the Partnership (the “General Partner”), Blueknight Energy Holding, Inc. (“Vitol Holding”) and CB-Blueknight, LLC (“Charlesbank Holding”) entered into that certain Global Transaction Agreement relating to the refinancing of the Partnership’s debt (the “Global Transaction Agreement”).  The Global Transaction Agreement is described in more detail in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission on March 16, 2011 (the “2010 Form 10-K”).

On March 3, 2011, representatives of the General Partner who are affiliated with Vitol Holding and Charlesbank Holding met with certain of the Partnership’s significant unitholders to discuss the refinancing transactions set forth in the Global Transaction Agreement.  On March 22, 2011, representatives of the General Partner who are affiliated with Vitol Holding and Charlesbank Holding again met with certain of the Partnership’s significant unitholders and suggested certain modifications that could potentially be made to the transactions set forth in the Global Transaction Agreement to encourage all unitholders to vote in favor of the unitholder proposals.

These suggested modifications included revising the unitholder proposals to (i) reset the First Target Distribution (as defined in the Partnership’s partnership agreement) to $0.1035 per unit per quarter, (ii) reset the Second Target Distribution (as defined in the Partnership’s partnership agreement) to $0.1350 and (iii) reset the Third Target Distribution (as defined in the Partnership’s partnership agreement) to $0.1575 (such distribution levels being set at the above amounts to allow the Partnership to have sufficient cash flows for maintenance and growth capital).  In addition, the suggested modifications provided that upon a favorable unitholder vote, (i) no distributions would accrue or be paid to the General Partner in respect of its interests in the Partnership (other than its 1.974% general partner interest in the Partnership) for the eight quarter period following the date of the favorable unitholder vote, (ii) Vitol Holding and Charlesbank Holding would contribute all of their subordinated units to the Partnership thereby eliminating the subordinated units, (iii) an additional conversion feature would be added to the preferred units such that they would be convertible at the option of the Partnership at any time after five years if the trading price of the Partnership’s common units is more than 130% of the conversion price of the preferred units, subject to customary minimum trading volume requirements, (iv) the Partnership’s partnership agreement would be amended to provide that, for a period of 24 months, the Partnership could not issue securities senior to the common units without approval of a majority of the Partnership’s common units except for accretive issuances and issuances for the purpose of repayment of debt and (v) the rights offering would be reduced to $55 million instead of $75 million with the proceeds being used to redeem the Partnership’s convertible debentures and for general partnership purposes.  The suggested modifications would eliminate the Additional Private Placement and Special Dividend, each as defined in the 2010 Form 10-K.  The other provisions of the Global Transaction Agreement would otherwise remain unchanged.

During the March 22 meeting, the unitholders and the representatives of the General Partner discussed the suggested modifications as well as the rationale for the Partnership to set the Minimum Quarterly Distribution at a level that would allow the Partnership to fund future growth projects while continuing to fund the Minimum Quarterly Distribution.  The unitholders made additional suggestions for consideration, including, among other things, further increasing the Minimum Quarterly Distribution and associated target distributions.  After the meetings with the unitholders, representatives of the General Partner continued to engage in constructive discussions with certain of such unitholders.

Vitol Holding, Charlesbank Holding and the conflicts committee of the General Partner are continuing to evaluate potential revisions to the refinancing transactions contemplated by the Global Transaction Agreement.  Although there can be no assurance there will be any revisions to the Global Transaction Agreement, any such revisions would require the approval of Vitol Holding and Charlesbank Holding as well as the General Partner’s board of directors, including the conflicts committee thereof.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUEKNIGHT ENERGY PARTNERS, L.P.

	By:	Blueknight Energy Partners G.P., L.L.C.
its General Partner

Date: April 1, 2010	By:	/s/ Alex G. Stallings
Alex G. Stallings
Chief Financial Officer and Secretary